Exhibit 99.4

WorldGate Announces Appointment of David Tomasello to its Board of Directors

Trevose, PA - May 23, 2007 - WorldGate Communications Inc., (NASDAQ:WGAT - News), a leading provider of personal video phones and related technology today announced the appointment of David Tomasello to its Board of Directors, effective immediately.

“David has significant business relationships in Europe and South America as well as substantial knowledge about these markets. He has been very active in fund raising activities as well as growing the market share for the companies with which he has been involved, and his expertise will be a welcomed asset to the Company,” said Hal Krisbergh, WorldGate’s Chairman and CEO. Krisbergh continued, “We welcome him to the board and look forward to his contribution.”

The Tomasello family is currently a major shareholder of the Company’s common stock, beneficially owning approximately 9% of the outstanding shares. Tomasello is a graduate of Boston University with a degree in finance. He has been a member of the board of directors and the audit committee of Corimon S.A.C.A., since 2005. Corimon, a diversified manufacturer and distributor of packaging materials, chemicals and paint, is one of the top five conglomerates in Venezuela. Tomasello is also a member (since 2003) of the board of directors of Fininvest S.A., a Venezuelan commercial and residential real estate developer.

About WorldGate Communications Inc.

WorldGate Communications, Inc. designs, manufactures, and distributes the Ojo line of personal video phones. Ojo video phones offer high quality, real-time, two-way video communications with video messaging. The Ojo video phones are designed to conform to industry standard protocols and utilize enhancements to the latest technology for voice and video compression to achieve superior quality at data rates as low as 80 Kbps. WorldGate has been awarded patents for its distinctive design and technology and has other patents pending. This unique combination of functional design, advanced technology and use of broadband networks provides real-time video communication experiences that bring families and friends closer together, and for the first time provides consumers with a high-quality, affordable video phone. WorldGate is traded on NASDAQ under the symbol WGAT. WorldGate and Ojo are trademarks of WorldGate Service Inc. Any other trademarks used in this document are the property of their respective owners.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski
Senior Vice President
Chief Financial Officer
215-354-5312